Exhibit (h)(6)

FORm of

AMENDMENT #1

TRANSFER AGENCY AND SERVICE AGREEMENT

AMENDMENT made this ____ day of _____________, 2015 to the Fund Administration and Accounting Agreement dated September 8, 2014 between ARK ETF Trust (“Trust”), a Delaware statutory trust, and The Bank of New York Mellon, (“Bank”), a New York corporation authorized to do a banking business (“Agreement”).

WHEREAS, on October 20, 2015, the Board of Trustees of the Trust ratified and approved the creation of two new series of the Trust, the ARK 3D Printing ETF and the ARK Israeli Innovation ETF, and approved the fees payable by each such Fund to the Bank for its services under the Agreement; and

WHEREAS, the Trust desires to add these two new series to the Agreement under the same terms and conditions of the Agreement and the Bank has agreed to add such series to the Agreement; and

WHEREAS, the Trust and the Bank desire to amend Appendix A to the Agreement to reflect these changes.

NOW THEREFORE, in consideration of the promises and covenants contained herein, the Trust and the Bank agree to amend the Agreement as follows:

1.	Appendix A of the Agreement is hereby replaced with the attached Appendix A effective as of _______________________.

2.	All other terms and conditions of the Agreement not modified in this Amendment shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below on the day and year first above written.

ARK ETF TRUST on behalf of each Series of the Trust listed on Appendix A

By:
Name:	Jane A. Kanter
Title:	President

THE BANK OF NEW YORK MELLON

By:
Name:
Title:

Appendix A

To Transfer Agency and Service Agreement

Between ARK ETF Trust and The Bank of New York Mellon

As of _________________

SERIES

ARK Innovation ETF
ARK Genomic Revolution Multi-Sector ETF
ARK Industrial Innovation ETF
ARK Web x.0 ETF
ARK 3D Printing ETF
ARK Israeli Innovation ETF